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                                                                    EXHIBIT 23

              Consent of Ernst & Young LLP, Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-38118) pertaining to the LESCO, Inc. Stock Investment and Salary Savings Plan and Trust, in the Registration Statement (Form S-8 No. 33-22685) pertaining to the LESCO, Inc. 1988 Stock Option Plan and Stock Bonus Plan and in the Registration Statement (Form S-8 No. 33-82490) pertaining to the LESCO, Inc. 1992 Stock Incentive Plan and the Employment Agreement by and between LESCO, Inc. and William A. Foley, of our report dated February 2, 1996, with respect to the financial statements of LESCO, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1995.




                                       ERNST & YOUNG LLP



Cleveland, Ohio
March 22, 1996